Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Post-Effective Amendment No. 1 Registration Statement on Form S-1 of our report dated March 12, 2009, relating to the consolidated balance sheets of Gulf Resources, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the two year period then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Morison Cogen, LLP
Bala Cynwyd, Pennsylvania

April 28, 2010